Exhibit 99.1
CARDIAC SCIENCE REPORTS FIRST QUARTER
RESULTS FOR 2007
Revenue of $41.7 Million Best Quarterly Performance Ever
Defibrillation Revenue Up 43% vs. Prior Year
BOTHELL, WA, MAY 1, 2007 — Cardiac Science Corporation (Nasdaq: CSCX), a global leader in external cardiac monitoring and defibrillation products, today announced results for the first quarter ended March 31, 2007.
Revenue for the quarter was $41.7 million, an increase of 7% over the prior year period. The growth reflected a 43% increase in defibrillation sales, partially offset by a 16% decline in cardiac monitoring revenue. Domestic AED sales rose 59% from the prior year’s first quarter, suggesting continued gains in market share, and international AED sales increased 27%, driven primarily by the successful transition to a new AED product in Japan during the fourth quarter of 2006. The Company reported a net loss of $0.2 million, or $0.01 per share in the first quarter of 2007, but generated positive cash flow from operations of $2.3 million.
“Revenue in the first quarter, our best performance ever, reflects continued strength in our defibrillation products and our ability to capitalize on the current momentum in this market, both domestically and overseas. While our cardiac monitoring revenue declined compared with a strong first quarter performance in 2006, revenue in this part of our business has been essentially flat during the last three sequential quarters, and we believe our recent structural changes will improve performance in the coming quarters,” said John Hinson, president and chief executive officer.
First Quarter Results
First quarter revenue of $41.7 million increased 7% from the $39.1 million in revenue reported in the first quarter of 2006. First quarter gross margin was 47.7%, a slight increase over the gross margin from the first quarter of 2006 of 47.0%. The Company believes that these fluctuations in overall gross margin between quarters are within the range of fluctuations that investors should expect.
Operating expense in the first quarter of 2007 was $20.3 million, compared to $18.2 million in the first quarter of the prior year. The year to year increase in operating expense, apart from the litigation-related items discussed below, primarily related to additional investments in sales and marketing infrastructure and to programs which are expected to help drive sustainable revenue growth over the long-term. Sales costs were also higher due to incremental costs associated with increased revenue from the quarter.
Litigation-related items during the quarter totaled $1.7 million, including $1.2 million of legal fees and another $0.5 million for the settlement of the IAML case, which was reached on April 30, 2007. Operating expense in the first quarter of 2006 included $0.7 million in litigation expenses relating to the same cases.

As a result of the litigation-related expenses, the Company expects to report a net loss of $166,000, or $0.01 per share, for the first quarter of 2007. EBITDA was $1.3 million for the first quarter of 2007. Excluding stock-based compensation expense, but including litigation-related expenses, adjusted EBITDA was $2.0 million, or approximately 5% of revenue.
The Company generated $2.3 million in cash from operating activities during the quarter and had $12.2 million in cash and short-term investments as of March 31, 2007.
Philips Settlement
The Company previously announced that it has settled the case with Philips. As part of the settlement, all claims in the suit were dismissed and each side was granted a royalty-free license to patents of the other side that were involved in the lawsuit. In addition, the Company agreed to a one-time payment to Philips of $1.0 million in exchange for perpetual royalty-free licenses to certain patents of Philips that were not a part of the lawsuit.
The results presented for the first quarter in this press release do not reflect any impact from the settlement with Philips. The Company is currently in the process of determining the final accounting for the Philips settlement. The accounting treatment may ultimately result in a material adjustment to the Company’s first quarter results.
Outlook
The Company continues to expect revenue growth for the full year to be approximately 10%, with continued double-digit growth in defibrillation revenue more than compensating for softer revenue in cardiac monitoring and services.
For the full year 2007, gross margin is still expected to be in a range between 46% and 48%, depending on several factors, including product pricing, the mix of sales through our different distribution channels, and the timing of the impact of planned productivity increases and cost reductions.
Operating expenses, excluding litigation-related items, are expected to remain consistent with earlier guidance. Management believes that research and development expenses will increase, while other operating expense items will moderate during the remainder of the year.
With the settlement of the Philips and the IAML cases, the Company is preparing for final adjudication of the remaining pre-merger patent case, which is presently expected to conclude during the third quarter. Even with this remaining case, the Company expects litigation expenses to decline significantly after the second quarter of 2007. While the possibility of material adverse judgments in this remaining case exists, the Company is contesting the claims vigorously, and expects litigation expenses to decrease further once this case is resolved.
The higher than expected spending on litigation and the recent settlement with IAML will cause total expected litigation spending for the year to approximate $3 million, rather than the $2 million previously estimated.

Consequently, while the company has not changed its expectations for operating performance for 2007, the lower end of its net income guidance has been adjusted, and net income is now expected to be in a range between $2.5 and $4.0 million, or between $0.11 and $0.17 per share. Adjusted EBITDA is expected to be in a range between 6% and 9% of revenue.
The net income expectations do not include any potential impact of the accounting treatment relating to the Philips settlement, as these cannot yet be determined.
“We’ve eliminated substantial future uncertainty by settling these cases, leaving only one pre-merger case to be managed. While the timing and terms impact our near-term reported earnings, we are confident enough in our operating performance that, despite the additional $1 million in litigation-related spending, we are only taking the bottom end of our guidance down by $0.5 million while leaving the top end of the range unchanged,” said Mike Matysik, chief financial officer.
Non-GAAP and Pro Forma Financial Information
This news release contains a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “EBITDA” refers to a financial measure defined as earnings before net interest, income taxes, depreciation, and amortization, and the term “Adjusted EBITDA” means EBITDA before stock-based compensation and merger related expenses. Neither EBITDA nor Adjusted EBITDA is a substitute for measures determined in accordance with GAAP, and may not be comparable to EBITDA or Adjusted EBITDA as reported by other companies. EBITDA and Adjusted EBITDA are integral parts of the internal management reporting and planning process and are the primary measures used by management to evaluate the operating performance of the Company’s operations. The components of EBITDA and Adjusted EBITDA include the key revenue and expense items for which operating managers are responsible and upon which their performance is evaluated. The Company also uses EBITDA Adjusted EBITDA for planning purposes and in presentations to its board of directors. Reconciliations of net income, the most comparable GAAP measure, to EBITDA and Adjusted EBITDA are contained in this press release.
Conference Call Information
Cardiac Science has scheduled a conference call for 4:30 p.m. Eastern Standard Time today to discuss the Company’s financial results for the first quarter. The call will be hosted by John Hinson, chief executive officer, and Mike Matysik, chief financial officer.
To access the conference call, please dial (800) 257-2101. International participants can call (303) 205-0055. The call will also be webcast live on the web at www.cardiacscience.com. An audio replay of the call will be available for 7 days following the call at (800) 405-2236 for U.S. callers or (303) 590-3000 for those calling outside the U.S. The password required to access the replay is 11088665#. An audio archive will be available at www.cardiacscience.com for one month following the call.

About Cardiac Science Corporation
Cardiac Science is truly at the heart of saving lives. The Company develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including AEDs, electrocardiographs, stress test systems, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, patient monitor — defibrillators and cardiology data management systems. Cardiac Science also sells a variety of related products and consumables, and provides a comprehensive portfolio of training, maintenance and support services. The Company is the successor to various entities that have owned and operated cardiology-related businesses that sold products under the trusted brand names Burdick®, Powerheart®, and Quinton®. Cardiac Science is headquartered in Bothell, WA, and also has operations in Lake Forest, California; Deerfield, Wisconsin; Shanghai, China and Manchester, United Kingdom.
Forward Looking Statements
This press release contains forward-looking statements. The word “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward looking statements in this press release include, but are not limited to, those relating to Cardiac Science Corporation’s future revenue, earnings, earnings per share, cash flow, gross margins, key distribution partnerships and revenue derived from them, litigation related expenses, trial dates, product releases and revenue derived from them, and Adjusted EBITDA. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In addition, the accounting for the settlement with Philips is still in process and may result in a material adjustment to the financial information presented herein. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results and other risks are more fully described in the Annual Report on Form 10-K filed by Cardiac Science Corporation for the year ended December 31, 2006. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.

Company Contact	Investor Group
Mike Matysik	EVC Group, Inc.
Cardiac Science Corporation	Douglas Sherk/Jenifer Kirtland
Sr. Vice President and CFO	(415) 896-6820
(425) 402-2009

Media Contact
EVC Group, Inc.
Steve DiMattia
(646) 277-8706
(Tables to Follow)

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31
	2007		2006
	$	%	$	%

Revenues:
Products	$37,691	90.5%	$34,569	88.4%
Service	3,979	9.5%	4,546	11.6%

Total revenues	41,670	100.0%	39,115	100.0%

Cost of Revenues:
Products	18,837	50.0%	17,680	51.1%
Service	2,953	74.2%	3,042	66.9%

Total cost of revenues	21,790	52.3%	20,722	53.0%

Gross Profit:
Products	18,854	50.0%	16,889	48.9%
Service	1,026	25.8%	1,504	33.1%

Gross profit	19,880	47.7%	18,393	47.0%

Operating Expenses:
Research and development	2,982	7.2%	2,970	7.6%
Sales	8,842	21.2%	7,543	19.3%
Marketing	2,266	5.4%	1,840	4.7%
General and administrative (inclusive of litigation expense of $1,688 and $719 in 2007 and 2006, respectively)	6,200	14.9%	5,811	14.9%

Total operating expenses	20,290	48.7%	18,164	46.4%

Operating income (loss)	(410)	-1.0%	229	0.6%

Other Income (Expense):
Interest income (expense), net	22	0.1%	(50)	-0.1%
Other income, net	125	0.3%	231	0.6%

Total other income	147	0.4%	181	0.5%

Income (loss) before income tax benefit (expense) and minority interest	(263)	-0.6%	410	1.1%
Income tax benefit (expense)	75	0.2%	(159)	-0.4%

Income (loss) before minority interest	(188)	-0.5%	251	0.7%
Minority interest	22	0.1%	13	0.0%

Net income (loss)	$(166)	-0.4%	$264	0.7%

Net income (loss) per share — basic	$(0.01)		$0.01
Net income (loss) per share — diluted	$(0.01)		$0.01
Weighted average shares outstanding — basic	22,611,743		22,430,814
Weighted average shares outstanding — diluted	22,611,743		22,607,617

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$12,091	$9,819
Short-term investments	149	547
Accounts receivable, net	27,229	26,971
Inventories	18,237	17,617
Deferred income taxes, net	3,927	3,902
Prepaid expenses and other current assets	2,705	2,121

Total current assets	64,338	60,977

Other assets	208	209
Machinery and equipment, net of accumulated depreciation	5,543	5,956
Deferred income taxes, net	40,600	40,525
Intangible assets, net of accumulated amortization	31,001	31,869
Investment in unconsolidated entities	431	496
Goodwill	107,613	107,613

Total assets	$249,734	$247,645

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,944	$11,761
Accrued liabilities	9,137	9,890
Warranty liability	2,608	2,532
Deferred revenue	7,246	7,111

Total current liabilities	32,935	31,294

Other liabilities	524	679

Total liabilities	33,459	31,973

Minority interest	53	75

Shareholders’ Equity	216,222	215,597

Total liabilities and shareholders’ equity	$249,734	$247,645

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended
	March 31
	2007	2006

Operating Activities:
Net income (loss)	$(166)	$264

Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	1,606	1,557
Deferred income taxes	(75)	63
Stock-based compensation	613	449
Minority interest	(22)	(13)
Loss on disposal of machinery and equipment	3	—

Changes in operating assets and liabilities, net of business acquired:
Accounts receivable, net	(258)	34
Inventories	(607)	2,054
Prepaid expenses and other assets	(584)	616
Accounts payable	2,175	118
Accrued liabilities	(638)	(1,597)
Warranty liability	76	11
Deferred revenue	135	13

Net cash flows provided by operating activities	2,258	3,569

Investing Activities:
Purchases of short-term investments	(149)	—
Maturities of short-term investments	547	—
Purchases of machinery and equipment	(328)	(396)
Payments related to the purchase of Cardiac Science, Inc.	(270)	(773)

Net cash flows used in investing activities	(200)	(1,169)

Financing Activities:
Proceeds from exercise of stock options and issuance of shares under employee purchase plan	214	223

Net cash flows provided by financing activities	214	223

Net change in cash and cash equivalents	2,272	2,623
Cash and cash equivalents, beginning of period	9,819	3,546

Cash and cash equivalents, end of period	$12,091	$6,169

Cardiac Science Corporation and Subsidiaries
Reconciliation of GAAP Results to Non-GAAP Results (unaudited)
(in thousands)

	Reconciliation of Net Income (loss) to Adjusted EBITDA
	Three Months Ended		Three Months Ended
	March 31, 2007		March 31, 2006
		% of revenue		% of revenue

Net income (loss)	$(166)	-0.4%	$264	0.7%
Depreciation and amortization	1,606	3.9%	1,557	4.0%
Interest (income) expense	(22)	-0.1%	50	0.1%
Income tax (benefit) expense	(75)	-0.2%	159	0.4%

EBITDA	1,343	3.2%	2,030	5.2%

Stock-based compensation	613	1.5%	449	1.1%
Pro forma merger related adjustments	—	0.0%	419	1.1%

Adjusted EBITDA	$1,956	4.7%	$2,898	7.4%

Additional Supplemental Information:

	Stock-Based Compensation Detail
	Three Months Ended	Three Months Ended
	March 31, 2007	March 31, 2006

Cost of revenues	$83	$59
Research and development	79	77
Sales	162	107
Marketing	73	50
General and administrative	216	156

Total stock-based compensation	$613	$449